Exhibit 99.1

For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Inc.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / lelliott@DennardLascar.com
Dennard-Lascar Associates: 713-529-6600

GASTAR EXPLORATION ANNOUNCES
87% INCREASE IN PROVED RESERVES

HOUSTON, February 2, 2015 - Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar”) is pleased to provide an investor update that includes a summary of the Company’s year-end 2014 reserves, preliminary fourth quarter 2014 production results, and revised 2015 capital budget and production guidance.
Summary Highlights

•
Year-end 2014 Securities Exchange Commission (“SEC”) proved reserves increased 87% to 102.1 million barrels of oil equivalent (“MMBoe”), of which 53% is liquids (oil, condensate, and natural gas liquids (“NGLs”)) and 47% is natural gas. The pre-tax SEC-priced present value of future cash flows of these reserves discounted at 10% (“PV-10”) grew 67% to $988.7 million.

•	In 2014, excluding acquisitions and divestitures, we replaced approximately 1,284% of our 2014 preliminary annual production of 3.7 MMBoe.

•	Fourth quarter 2014 preliminary production averaged approximately 11.7 thousand barrels of oil equivalent per day (“MBoe/d”) and consisted of 53% liquids and 47% natural gas.

•
The 2015 capital budget has been further reduced to approximately $103 million from the previously announced 2015 budget of $173 million. The 2015 plan is now comprised of $79 million of drilling, completion and infrastructure costs, $17 million in leasing costs and $7 million of other capitalized costs.

J. Russell Porter, Gastar's President and CEO, commented, “2014 was another successful year for Gastar as we built upon our strong track record of production and reserve growth. Over the last three years, we have increased our proved reserves by 412%, balanced our product mix from over 75% natural gas to just over 50% crude oil and NGLs and built a multi-year inventory of quality drilling opportunities while maintaining a solid balance sheet. Of particular note in 2014, we added significant proved reserves and production from our West Edmond Hunton Lime Unit (“WEHLU”) property in

Oklahoma and confirmed the productivity of the Utica/Point Pleasant formation on our assets in West Virginia.”
“The capital spending reduction was made in response to further commodity price declines and should allow us to maintain a strong balance sheet. As operator of the majority of our current capital program, we continue to maintain the ability to adjust our capital plans in response to commodity price and service cost changes.”
“In Oklahoma, we plan to focus our drilling on the projected higher return Hunton formations in the WEHLU property and highly selective development drilling within the non-operated areas of mutual interest (AMIs). In West Virigina, our Utica/Point Pleasant test on the Simms pad in the Appalachian Basin continues to produce at high rates with a recent five-day average of 8.5 MMcf/d of natural gas and cumulative production of 1.8 Bcf of natural gas since initial production as of August 30, 2014. Despite these robust results, we do not believe that it is prudent to drill or complete additional Utica/Point Pleasant wells until natural gas prices in the region improve.”
“Even with this reduced budget, our 2015 annual production is expected to increase approximately 22% due to our successful drilling program in 2014 and the impact of wells to be drilled and completed during 2015. In addition, our hedging program protects a meaningful portion of our cash flow,” added Porter.
Year-End 2014 Reserve Report
Gastar’s year-end 2014 total proved reserves increased by 47.4 MMBoe to 102.1 MMBoe, of which 36% is proved developed. The total proved reserve increase of 87% from year-end 2013 was primarily attributable to organic reserve additions from successful drilling activity in both of our focus areas. The Company’s reserve life (reserves/production ratio) of its proved reserves based on 2014 annual production is approximately 27.5 years.
The following table summarizes Gastar’s proved reserves as of December 31, 2014 by region and by product:

	Natural Gas (MMCF)	Oil (1) (MBBL)	NGLs (MBBL)	Total (MBOE)
Mid-Continent	42,864	20,569	6,284	33,997
Appalachian Basin	244,141	8,067	19,309	68,066
Total	287,005	28,636	25,593	102,063

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(1) Includes condensate

Of the total 2014 year-end proved reserves, 47% are natural gas, 28% are oil and condensate and 25% are NGLs, compared to 55%, 27% and 18%, respectively, for year-end 2013.

The SEC-priced pre-tax PV-10 (a non-GAAP financial measure defined at the end of this news release) was $988.7 million, versus $592.5 million at year-end 2013, a 67% increase. This significant increase is due to growth in our reserves, particularly in higher value oil and condensate reserves, slightly offset by a 2% decline in the average price per BOE used in the PV-10 calculation. The calculations of the PV-10 value of our proved reserves for year-end 2014 used SEC benchmark average 12-month pricing of $94.99 per barrel of oil and $4.35 per MMBtu of natural gas as compared to 2013 prices of $96.78 per barrel of oil and $3.67 per MMBtu of natural gas.
The Mid-Continent represents 33% of proved reserve volumes and 64% of the PV-10 value at year-end 2014, with the Appalachian Basin comprising the remainder of proved reserves and PV-10 value.
Proved undeveloped (“PUD”) reserves at December 31, 2014 account for approximately 64% of total proved reserves, compared to approximately 44% at year-end 2013. Mid-Continent PUD reserves at year-end 2014 total 22.8 MMBoe with a PV-10 value of $381.1 million. Appalachian Basin PUD reserves total 42.5 MMBoe with a PV-10 value of $163.3 million. Gastar’s total PUD ratio to proven developed locations was 1.7 in 2014 as compared to 1.4 in 2013.
Based on Gastar’s third-party engineer’s year-end 2014 reserve evaluation, the estimated ultimate recoveries (“EURs”) for our WEHLU Lower and Upper Hunton wells increased by 27% and 43%, respectively. The WEHLU Lower and Upper Hunton EURs are now estimated to be 317 MBoe and 238 MBoe with oil comprising 87% and 78%, respectively. There was no significant change in the third-party EURs for the AMI and other areas of the Hunton formation. In the Marcellus Shale, Gastar’s EUR average increased approximately 21% to an EUR of 9.7 Bcfe of which 47% is liquids.
2014 Production
Preliminary fourth quarter 2014 average daily production was 11.7 MBoe/d, up 27% from the same period in 2013 and up 19% from the third quarter of 2014, due to our successful drilling programs in the Mid-Continent and in the Appalachian Basin. Oil and condensate, NGLs and natural gas production as a percentage of total equivalent production volumes for the fourth quarter of 2014 was 29%, 24% and 47%, respectively. This compares to 16% from oil and condensate, 17% from NGLs and 66% from natural gas in the fourth quarter of 2013.
For the full-year 2014, preliminary production averaged 10.2 MBoe/d, an increase of 15% over full-year 2013 daily production, while total liquids production increased 76% during that same period to 48%.
Operations
During the fourth quarter of 2014 in the Appalachian Basin, ten gross (5.0 net) Marcellus Shale wells were completed and put on production in mid to late December, of which seven gross wells were on the Armstrong pad and three gross wells were on the Hansen pad. During the fourth quarter of 2014 in the Mid-Continent, seven gross (2.3 net) Hunton wells were brought on production in our AMI. Additionally, we completed and brought on production two lower Hunton wells on our WEHLU acreage. An updated schedule of producing Mid-Continent wells has been posted on the investor relations page on our website.
2015 Capital Budget and Drilling Plans
Gastar's Board of Directors has approved a reduction in the previously announced 2015 capital budget of $173 million to approximately $103 million. The most recently revised budget is comprised of $79 million of drilling, completion and infrastructure costs, $17 million in leasing costs and $7 million for capitalized interest and administration costs.
We have allocated approximately $76 million of our 2015 capital budget to the Mid-Continent, of which $67 million is for drilling and completion and $9 million is for lease extensions.
Three drilling rigs are currently operating in our non-operated AMI in the Mid-Continent. With no long-term contractual obligations, the operator plans to release the three rigs and focus on completing the inventory of uncompleted wells. Within the AMI, we expect to complete and bring on production four gross (1.7 net) wells in the first quarter of 2015 and five gross (2.1 net) wells in the second quarter. Along with our partner in the AMI, we will continue to monitor oil prices, market conditions and/or service costs and re-evaluate additional spending accordingly.
On the southern portion of our operated WEHLU acreage, we are currently completing one Upper Hunton, one Lower Hunton and a vertical test well of the Upper, Middle and Lower Hunton formations. We expect to have all three wells on production in February 2015. Our 2015 drilling plan currently allocates capital for eight gross (7.9 net) horizontal wells and one gross (1.0 net) vertical well commencing in mid-February 2015 on our WEHLU acreage. Of the horizontal wells, four will target the Upper Hunton formation and four will target the Lower Hunton formation. Based on the recent performance of wells drilled on our WEHLU acreage and current commodity prices, we expect to receive solid economic returns from these wells in addition to the potential for booking substantial proved reserves.
We have allocated approximately $20 million of our 2015 capital budget to the Appalachian Basin, of which $12 million is for completion of five gross (2.5 net) previously drilled wells and $8 million is for acreage costs.
We are currently completing the three remaining gross Marcellus Shale wells on the Goudy pad and expect to have them on production by late February 2015. We plan to complete one gross Marcellus Shale well on the Blake pad and one gross Marcellus Shale well on the Hoyt pad, which will allow us to hold the acreage by production. The Blake well should be placed on production by late first quarter and the Hoyt well by early second quarter of 2015. One gross Marcellus Shale well and one gross Utica/Point Pleasant well on the Blake pad and one gross Marcellus Shale well on the Hoyt pad will remain uncompleted until economic conditions are more favorable.
Liquidity
Gastar exited 2014 with approximately $11.0 million in available cash and $100 million of availability under its $145 million revolving credit facility. We expect to fund our 2015 capital program through existing cash balances, internally generated cash flow from operating activities, borrowings under the revolving credit facility or some combination thereof.
Guidance for the Full-Year 2015
We are updating previously issued guidance for 2015:

Production	Revised Full-Year 2015	Prior Full-Year 2015

Net average daily (MBoe/d)(1)	11.5 - 13.4	14.0 - 16.5
Liquids percentage	54% - 58%	44% - 48%

Cash Operating Expenses	Revised Full-Year 2015	Prior Full-Year 2015
Production taxes (% of production revenues)	3.8% - 4.3%	4.0% - 4.5%
Direct lease operating ($/Boe)	$5.00 - $5.60	$4.25 - $4.75
Transportation, treating & gathering ($/Boe)	$0.35 - $0.45	$0.45 - $0.55
Cash general & administrative ($/Boe)	$2.70 - $3.00	$2.30 - $2.60
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(1) Based on equivalent of 6 Mcf of natural gas to one barrel of oil, condensate or NGLs.

About Gastar Exploration
Gastar Exploration Inc. is an independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. In Oklahoma, Gastar is developing the primarily oil-bearing reservoirs of the Hunton Limestone horizontal play and expects to test other prospective formations on the same acreage, including the Woodford Shale and the Meramec Shale (middle Mississippi Lime), which Gastar refers to as the Mid-Continent Stack Play. In West Virginia, Gastar is developing liquids-rich natural gas in the Marcellus Shale and has drilled its first successful dry gas Utica Shale/Point Pleasant well on its acreage. For more information, visit Gastar's website at www.gastar.com.

Information on Reserves and PV-10 Value
For the years ended December 31, 2014 and 2013, future cash inflows were computed using the 12-month un-weighted arithmetic average of the first-day-of-the-month prices for natural gas and oil (the “benchmark base prices”) adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression and gathering fees and regional price differentials, relating to the Company’s proved reserves. Benchmark base prices are held constant in accordance with SEC guidelines for the life of the wells but are adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression, and gathering fees and regional price differentials. The average benchmark base prices used in our December 31, 2014 SEC compliant reserves report are significantly above current market commodity prices.
PV-10 is a non-GAAP financial measure as defined by the SEC. We believe that the presentation of PV-10 is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our reserves prior to taking into account corporate future income taxes and our current tax structure. We further believe investors and creditors use PV-10 as a basis for comparison of the relative size of our reserves as compared with other companies.
The financial measure most directly comparable to PV-10 is the standardized measure of future net cash flows (“Standardized Measure”). We are not yet able to provide a reconciliation of PV-10 to Standardized Measure because the discounted future income taxes associated with our reserves is not yet calculable. We expect to include a full reconciliation of PV-10 to Standardized Measure in our Annual Report on Form 10-K for the year ended December 31, 2014.
We use the term “EUR” or “estimated ultimate recovery” to describe potentially recoverable oil and gas hydrocarbon quantities that are not permitted to be used in filings with the SEC. EURs included in this release are estimated ultimate recoveries of proved quantities (i.e., production to date plus remaining estimated proved volumes). We include these estimates to demonstrate what we believe to be the potential for future drilling and production on our properties. These estimates are by their nature much more speculative than estimates of proved reserves and would require substantial capital spending over a significant number of years to implement recovery. Actual locations drilled and quantities that may be ultimately recovered from our properties will differ substantially. In addition, we have made no commitment to drill, and likely will not drill, all of the drilling locations which have been attributed to these quantities.
EUR data included herein remain subject to change as more well data is analyzed and, except as otherwise noted, are not reflective of proved undeveloped estimates. Ultimate recoveries will be dependent on numerous factors, including actual encountered geological conditions, the impact of future oil and gas pricing, exploration and development costs, and our future drilling decisions and budgets based upon our future evaluation of risk, returns and the availability of capital and, in many areas, the outcome of negotiation of drilling arrangements with holders of adjacent or fractional interest leases.
The Company’s 2014 year-end total proved reserves estimates were prepared by Wright & Company, Inc.
Forward Looking Statements
In this press release, Gastar provides estimated year-end 2014 proved reserves information and preliminary production for 2014 and capital expenditure information and production and cost guidance for its fiscal year 2015. Gastar has prepared the summary preliminary data in this release based on the most current information available to management. Gastar’s normal closing and financial reporting processes with respect to the preliminary data herein have not been fully completed and, as a result, its actual results could be different from this summary preliminary information presented herein, and any such differences could be material.
This news release also includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks with respect to natural gas and oil prices, a material decline in which, such as the recently experienced substantial decline in prices, or the continuation of relatively low and volatile prices could cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or fourth party consents; risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.
Unless otherwise stated herein, equivalent volumes of production and reserves are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value. Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production. Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.
Targeted expectations and guidance for 2015 are based upon the current revised 2015 capital expenditures budget, which may be subject to revision and reevaluation dependent upon future developments, including drilling results, availability of crews, supplies and production capacity, weather delays, and significant changes in commodities prices or drilling costs.

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